Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”) is dated as of May 7, 2015 (the “Effective Date”) and amends the Rights Agreement, dated as of March 17, 2015 (the “Rights Agreement”), by and between The Macerich Company, a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, amend the Rights Agreement without the approval of any holders of Rights to make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable; and

WHEREAS, the Company deems it desirable to, and directs the Rights Agent to, enter into this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement. Section 1.28 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” means May 7, 2015.

2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3. Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this

Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the state of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

The Macerich Company

By:	/s/ Thomas J. Leanse
Name: Thomas J. Leanse
Title: Senior Executive Vice President,
Chief Legal Officer and Secretary

Computershare Trust Company, N.A, as Rights Agent

By:	/s/ Dennis Moccia
Name: Dennis Moccia
Title: Manager of Contract Administration

[Signature Page to Amendment No. 1 to Rights Agreement]